Supertel Hospitality, Inc. Announces Proposed Offering of Common Stock

NORFOLK, NE - December 11, 2006 - Supertel Hospitality, Inc. (NASDAQ: SPPR) announced today that it has filed a registration statement with the Securities and Exchange Commission relating to its proposed offering of 7,000,000 shares of common stock. The company also expects to grant the underwriters a 30 day over-allotment option to purchase up to an additional 1,050,000 shares.

The proceeds of the offering will be used to repay existing indebtedness and indebtedness anticipated to be incurred in connection with the company’s pending acquisition of hotels.

Robert W. Baird & Co., Incorporated is the lead managing underwriter for the offering, JMP Securities, Ferris, Baker Watts, Incorporated, and Anderson & Strudwick, Incorporated are co-managers. The offering will be made only by means of a prospectus. A copy of the preliminary prospectus related to the offering can be obtained when available by contacting Robert W. Baird & Co., 777 E. Wisconsin Avenue, Milwaukee, WI 53202, Tel: (414) 765-3632.

A registration statement relating to these securities has been field with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement is not an offer to sell or the solicitation of an offer to buy, and these securities will not be sold in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Supertel Hospitality, Inc. owns 86 hotels in 19 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn and Savannah Suites.

Contact:

Supertel Hospitality, Inc.

Donavon A. Heimes

(402) 371-2520

dheimes@supertelinc.com